Exhibit 15.1


December 5, 2000


Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO  63167

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of the Monsanto Company Agricultural Business("Monsanto Ag") for the periods ended June 30, 2000 and 1999, as indicated in our report dated August 14, 2000, and of the pro forma condensed combined statement of financial position as of June 30, 2000 and the related pro forma condensed combined statement of income for the six months then ended, as indicated in our report dated September 19, 2000; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our reports referred to above, which were included in your Registration Statement No. 333-36956 on Form S-1, as amended, are incorporated by reference in your Registration Statement on Form S-8.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

St. Louis, Missouri